EXHIBIT 10.44

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 14th day of June, 1996, by and between High Techsplanations, Inc. (“HT” or “Employer”), a Rockville, MD company with offices at 6001 Montrose Rd., Suite 902, Rockville, MD 20852, and Richard L. Stacey, (“Employee”) residing at 13812 Russell Zepp Drive, Clarksville, MD 21029.

WHEREAS Employer is engaged in the business of medical visualization; and,

WHEREAS Employer and Employee mutually desire the employment of Employee; therefore,

The Parties agree as follows:

ARTICLE I – SCOPE

A. Employee will serve employer as “Vice President of Marketing” as specified in Attachment 1, JOB DESCRIPTION. Employee accepts and agrees to such employment and to perform all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Employee will also perform such other and unrelated service and duties as may be assigned to Employee from time to time by Employer.

B. Employee agrees to perform faithfully, industriously, and to the best of Employee’s ability, experience, and talents to further the growth and development of HT. Such duties shall be provided at Rockville, MD and at such other places(s) as the needs, business or opportunities of the Employer may require from time to time.

C. Employee will have an adequate working knowledge of the services and products offered by HT.

ARTICLE II – TERM

This Agreement shall be effective for a minimum period of six (6) months, beginning on July 8, 1996, unless, and until, terminated by one or both parties in accordance with ARTICLE IX herein.

ARTICLE III – COMPENSATION

Financial compensation will be provided via A. Base Salary, B. Benefits, and C. Stock Options.

A. Base Salary
Employer will pay Employee an annual salary of $123,000 on every other Friday. This above–said salary will remain fixed for the first six (6) months of employment, unless mutually agreed by both Employer and Employee. At the conclusion of the six (6) month period, Employer and Employee (the Parties) shall review and alter the existing mode of compensation to adjust for economic changes and to promote Employee motivation.

B. Benefits

1. Health Insurance
After six (6) months of employment, HT will contribute 95% of coverage, up to $100 per month toward the Employee’s Optimum Choice Health Insurance Coverage. This coverage is offered through a Section 125 Plan which allows the Employee to pay for his health insurance on a pre-tax basis.

2. Vacation Time
Employee will accrue Vacation Time according to the schedule below. Accrued Vacation Time may be used by Employee after six (6) months of employment. A maximum of 2 unused days may be carried to the next year.

Years 1-3:	1 day per month for a maximum of 10 days per year
Years 4-8:	1.5 days per month for a maximum of 15 days per year
After 8 Years:	2 days per month for a maximum of 20 days per year

3. Holidays The following paid holidays are observed:

New Year’s Day	Labor Day
President’s Day	Thanksgiving
Memorial Day Christmas
Fourth of July

4. Personal Leave Employee may take up to ten (10) days per year as Personal Leave. Personal Leave may be used for sick leave, emergency leave or other time off at the discretion of the employee.

5. Parking HT will pay for Employee’s parking expenses while on the premises of HT,

6. Merit Award Program Employee will be eligible for HT’s Merit Award Program. Employee may be recommended for a Merit Award by his supervisor, or a lead programmer or producer on a specific project, based on performance above and beyond expectations. It is possible for Employee to earn as much as 10% of his annual salary throughout the year. The goal of this program is to encourage and reward extraordinary performance and accomplishments; it is not mandatory, and there should be no expectation that Employee will receive an award.

8. HT’s 401(k) Plan
Employee is eligible to participate in HT’s 401(k) Plan after completing one year of service. Employee may contribute up to 15% of his salary on a pre-tax basis. HT will contribute an amount equal to 25% of Employee’s contributions subject to a six year vesting schedule. HT’s 401(k) Plan is offered through Alex. Brown & Sons Inc. and offers a choice of investments in MFS Mutual Funds.

9. Life Insurance and Accidental Death & Dismemberment Insurance
Employer will cover the monthly cost for both life insurance and accidental death and dismemberment insurance in an amount equal to his annual salary commencing August 1, 1996. Employee may purchase additional insurance at his own expense. This will be provided through HT’s plan, if available.

10. Disability Insurance Commencing August 1, 1996, HT will cover the monthly cost of long term disability insurance; through its own plan if available, or as additional compensation to Employee.

C. Stock Options
Employee will be able to participate in the increased value of the company which your effort, initiative, and skill will help produce. Subject to the terms and conditions of the Stock Option Agreement, you will receive options on 10,000 shares of common stock at a price of One Dollar ($1.00) per share. These Options are subject to a five year vesting schedule; 20% of the options may be exercised per year.

ARTICLE IV – PERFORMANCE APPRAISALS

Employee performance appraisals will be given after the first six (6) months of employment and every year thereafter. Performance appraisals may be accompanied by a salary review.

ARTICLE V – REIMBURSEMENT FOR EXPENSES

Expenses incurred by Employee in fulfilling responsibilities to HT will be reimbursed in full by HT, so long as said expenses are deemed reasonable and necessary by his Department Head.

1. Receipt must accompany request for reimbursement.

2. All expenditures above $50.00, entailed for work pursuant to this agreement must be approved by his Department Head before reimbursement can be obtained.

Allowable expenses, within the terms above, include the following:
              Travel Expenses, (automobile mileage at $.29/mile)
              Meals, excluding alcoholic beverages
              Postage
              Cost of Employer–approved, industry–related seminars, and associated materials
Membership fees for job–and industry–related associations

ARTICLE VI – WRITTEN MATERIALS

All writings, without limitation, including software program codes, graphic designs, technical data, and documentation related thereto, produced by the Employee in the course of work for Employer, shall be considered works made for hire and the property of Employer. Employee hereby assigns and transfers to Employer the ownership of copyright on any and all such works, whether published or unpublished.

ARTICLE VII – LIMITATION OF CONTRACTUAL AUTHORITY

A. Employee shall enter no contractual agreement representing HT without the specific prior approval of President. Production Proposals and/or quotes must be approved by the President before being presented to the Client.

B. Employee shall not have the right to obligate any funds without the prior consent of Employer. If such powers of contractual commitment shall be bestowed upon Employee, the limitations of said responsibility shall be clearly stated in Employer policy statement or incorporated herein as an attachment.

ARTICLE VIII – CONFIDENTIALITY

Employee agrees not at any time or in any manner, either directly or indirectly, to divulge, disclose, or communicate in any manner, any HT proprietary and/or confidential information to any third party without the prior written consent of the Employer. Employee will protect the information and treat it as strictly confidential. Information included in this provision includes but is not limited to:

A. Pricing information B. Bidding information C. Subcontractor/vendor information D. Company financial data

ARTICLE IX – TERMINATION

This Agreement may be earlier terminated upon:
A. Illness or incapacity that prevents Employee from substantially performing for two (2) continuous months in excess of ten (10) aggregate working days in any calendar year.

B. Breach of Agreement by either Employee or Employer.

C. One month (20 business days) notice by either party.
In the event of termination, Employer shall be liable to pay Employee consideration due and owing up to the date of termination.

If Employee is terminated for any reason not related to Employee’s performance, HT will provide severance payments equal to three months’ salary. These payments will be made biweekly as a part of HT’s payroll.

Upon termination of this Agreement for any reason, Employee shall return to Employer all copies of any company data, records, or materials, and Employer’s confidential and proprietary materials provided to Employee by Employer. Employee shall also submit to Employer all copies of work in progress, or portions thereof, under the direction of Employer by this Agreement.

ARTICLE X – MODIFICATIONS

No modification of this Agreement shall be binding upon the parties hereto, unless such is in writing and duly signed by the respective parties hereto.

ARTICLE XI – GOVERNING LAW

This Agreement shall be governed by the law of the State of Maryland. Any disputes arising under this Agreement solely between Employer and Employee shall be governed by the law of the State of Maryland. However, if the issue in dispute is not covered by Maryland law, or if there is a conflict between Maryland law and the Federal law, e.g., decision of Federal courts, regulations and statutes, the Maryland court shall apply the Federal law. Any litigation under this Agreement, if commenced by the Employee, shall be brought in a court of competent jurisdiction in the State of Maryland.

ARTICLE XII – PROCUREMENT INTEGRITY CERTIFICATION

Employee certified that he has reviewed the Procurement Integrity provisions of the

OFPP Act as amended (41 U.S.C. 423), and is familiar with, and will comply with, the requirements and prohibitions it imposes on employees, contractors, and procurement officials. Employee has no knowledge of any offer of employment or future business, money, or other thing of value made to any procurement official of any federal agency with whom this Agreement is likely to require contact.

Further, Employee has not obtained or solicited from any agency official any proprietary or sensitive, source selection information regarding any procurement which will also be the subject of this Agreement. Employee will immediately report in writing to the President, any information about potential violations of the Act.

ARTICLE XIII – BYRD AMENDMENT CERTIFICATIONS DISCLOSURE

Employee is familiar with the prohibition on the use of appropriated funds to influence an officer or employee of any Government agency, member of Congress, or an officer or employee of Congress in connection with any Federal grant, the making of any Federal loan, the entering of any Federal contact, grant, loan, or cooperative agreement. Employee agrees to comply with any certification or disclosure requirement required on any covered Federal action on which Employee participates.

ARTICLE XIV – ENTIRE AGREEMENT

This instrument and attachments contain the entire agreement and understanding of the parties hereto. It may not be changed orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. There is no other contemporaneous understanding or agreement, oral or written, between the parties on said subject matter.

ARTICLE XV – EXECUTION OF AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused these articles to be executed.

HIGH TECHSPLANATIONS INC.	EMPLOYEE

BY:	BY:

TITLE:	SOCIAL SECURITY #

DATE:	ADDRESS:

DATE:

ATTACHMENT 1

Position Description: Vice President of Marketing

Primary Tasks:

•	Strategic planning and implementation of an international marketing and sales program for virtual reality medical training systems, related products and services.

•	Refine HT’s pricing and product strategy based on customer-based research.

•	Develop and implement an on-going market analysis to identify new content areas for training systems and advanced product opportunities.

•	Identify Content Partners (organizations who will fund the development of computer-based educational simulations). Supervise Vice President, Content Partner Development in the development of these relationships.

•	Develop HT’s direct sales force. Tasks include recruitment, training, deployment and supervision.

•	Develop programs for integration of independent sales organizations and strategic partnerships (e.g.: J&J, B-D, and Cook).

•	Evaluate and implement marketing programs including trade shows, advertising, direct mail, PR, and other channels.

Secondary Tasks:

•	General work toward the development and growth of HT.

ATTACHMENT 2

INDIVIDUAL CERTIFICATE OF PROCUREMENT INTEGRITY

I hereby certify that I am familiar with and will comply with the requirements of subsection 27(a) of the Procurement Integrity section of the Office of Federal Procurement Policy Act Amendments of 1988 (41 U.S.C. 423) as implemented in the Federal Acquisition Regulations (FAR 3.104).

I understand that during the conduct of any Federal agency procurement of property or services in which the Employer competed neither the Employer nor any officer, employee, representative, agent or consultant may knowingly:

(1)make, directly or indirectly, any offer or promise of future employment or business opportunity to, or engage, directly or indirectly, in any discussion of future employment or business opportunity with, any procurement official of such agency; or

(2)offer, give, or promise to offer or give, directly or indirectly, any money, gratuity, or other thing of value to any procurement official of such agency; or

(3)solicit or obtain, directly or indirectly, from any officer or employee of such agency, prior to the award of a contract any proprietary or source selection information regarding such procurement.

On any Federal procurement on which I participate personally and substantially, I will immediately report to the President any violation or possible violation of such Procurement Integrity provision occurring on that procurement.

SIGNATURE

Typed or Printed Name

Date